SI FINANCIAL GROUP, INC.
                        ANNOUNCES DATE OF ANNUAL MEETING

       Willimantic, Connecticut. February 15, 2005. - SI Financial Group, Inc. (Nasdaq: SIFI) today announced that its annual meeting of stockholders will be held at the Capital Theater, 896 Main Street, Willimantic, Connecticut on Wednesday, May 11, 2005 at 9:00 a.m.

       SI Financial Group, Inc. is the parent company of Savings Institute Bank & Trust Company. Savings Institute Bank & Trust Company is headquartered in Willimantic, Connecticut with fourteen other branches in eastern Connecticut. The Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.


Contact:
--------

SI Financial Group
Sandra M. Mitchell, (860) 456-6509